Exhibit 99

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP CONTINUES STRONG, PROFITABLE GROWTH

IN SECOND QUARTER AND FIRST HALF OF 2004

CENTURY CITY, CALIFORNIA, JULY 9, 2004 – First Regional Bancorp (Nasdaq:  FRGB) registered an 85% increase in net income for the second quarter of 2004, compared with results for the same period one year ago.   The company also posted a new high in earnings for the first six months of the current year, with net income advancing by 83% from the 2003 level.

For the three months ended June 30, 2004, net income totaled $1,939,000, compared to $1,050,000 in the prior year.  Net income per diluted share was $0.48, an increase from $0.36 per diluted share one year earlier.  For the first half, First Regional’s net income rose to $3,601,000, equal to $0.95 per diluted share from $1,963,000 or $0.69 per diluted share for the first six months of 2003.  Per share results for 2004 reflect an increase in shares outstanding, due to the company’s successful private placements of securities in 2003 and the first quarter of 2004.

Jack A. Sweeney, chairman and chief executive officer, noted that total assets recorded 70% growth on a year-over-year basis, while total deposits showed a 60% increase.  “The availability of attractive lending opportunities enabled our bankers to expand net loans by 75% over the past year while maintaining our high standards for credit quality.”

He added:  “As our results indicate, our operations continue to reflect robust activity and growing market penetration.  We benefited from the contributions of our eight regional offices, as well as our Merchant Services and Trust Administration Services business units, and wish to emphasize the key role our talented team of highly capable managers and employees has played in the company’s ongoing progress and success.”

Mr. Sweeney concluded, “First Regional again turned in an exceptional performance, as our company strives to further increase its presence in carefully targeted markets throughout southern California.  Looking ahead, we remain optimistic but recognize the ever-present uncertainties related to economic conditions, the actions of the Federal Reserve Board, and potentially adverse developments in a volatile international scene. We will remain watchful and ready to adapt swiftly to changing conditions as warranted.  It is our conviction that our proven emphasis on high asset quality, strong capital and prudent reserves will continue to be the bedrock of our success.  We are advancing on a path of solid profitability guided by prudent and conservative operating strategies.”

First Regional Bancorp is a bank holding company headquartered in Century City.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

(over)

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of June 30	2004	2003

ASSETS:
Cash and due from banks	$25,704	$30,573
Investment securities	6,238	8,839
Funds sold	29,660	10,425
Federally guaranteed loans	7,564	12,848
Other loans, net	888,797	497,964
Premises and equipment	2,295	1,620
Other real estate owned	0	0
Other assets	19,970	15,069

Total assets	$980,228	$577,338

LIABILITIES AND CAPITAL:
Demand deposits	$309,229	$196,268
Savings deposits	33,565	27,200
Money market deposits	351,771	207,820
Time deposits	145,723	93,872

Total deposits	840,288	525,160

Funds purchased	0	0
Federal Home Loan Bank advances	40,000	0
Subordinated debentures	35,619	12,887
Other liabilities	9,316	7,096

Total liabilities	925,223	545,143

Stated capital	32,460	15,697
Retained earnings	22,545	16,497
Net unrealized gains (losses) on available-for-sale securities	0	1

Total capital	55,005	32,195

Total liabilities and capital	$980,228	$577,338

Book value per share outstanding	$16.02	$11.33

Total shares outstanding	3,433,516	2,842,821

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Interest and fees on loans	$12,025	$7,406	$22,688	$13,948
Interest on funds sold	30	61	63	122
Interest on securities	13	20	29	34

Revenue from earning assets	12,068	7,487	22,780	14,104

Interest on deposits	1,172	648	2,164	1,162
Interest on subordinated debentures	454	156	829	308
Interest on FHLB advances	110	37	255	37
Interest on funds purchased	1	3	2	5

Cost of funds	1,737	844	3,250	1,512

	10,331	6,643	19,530	12,592

Provision for loan losses	915	450	1,802	750

Net revenue from earning assets	9,416	6,193	17,728	11,842

Other revenue	1,233	1,126	2,552	2,134

Salaries and related benefits	4,707	3,343	9,241	6,666
Occupancy expense	428	345	853	690
Other operating expenses	2,160	1,836	4,042	3,276

Total operating expenses	7,295	5,524	14,136	10,632

Income before provision for taxes	3,354	1,795	6,144	3,344

Provision for income taxes	1,415	745	2,543	1,381

Net income	1,939	1,050	3,601	1,963

(over)

	(000’s omitted)
	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net income per share
Basic	$0.57	$0.37	$1.13	$0.72
Diluted	$0.48	$0.36	$0.95	$0.69

Average shares outstanding	3,451,537	2,840,842	3,180,831	2,742,588
Diluted average shares	4,323,975	2,937,049	4,072,531	2,832,914

RATIO ANALYSIS

Return on Average Equity (%)	14.26	13.26	15.84	13.30
Return on Average Assets (%)	0.84	0.76	0.83	0.76
Efficiency Ratio (%)	0.63	0.71	0.64	0.72
Assets per Employee ($000s)	5,870	4,124

Nonperforming Assets ($000s)	90	504
Reserve for Loan Losses ($000s)	9,200	6,250
Nonperforming Assets / Gross Loans (%)	0.01	0.10
Reserve for Loan Losses / Nonperforming Assets (%)	10222.22	1240.08
Reserve for Loan Losses / Gross Loans (%)	1.02	1.21

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.